EXHIBIT 99.1

Ceridian Promotes Steve Holdridge to President, Customer and Revenue Operations

Holdridge to Oversee One Global Team Focused on Driving Revenue and a Best-in-Class Customer Experience

Toronto, ON and Minneapolis, MN, February 8, 2022 - Ceridian (NYSE: CDAY; TSX: CDAY), a global leader in human capital management (HCM) technology, today announced the promotion of Steve Holdridge to President, Customer and Revenue Operations. In this new role, Holdridge will bring together the revenue and customer functions globally into one organization focused on driving revenue growth and a best-in-class customer experience with quantifiable value at every touchpoint. Holdridge’s appointment is part of Ceridian’s focus on deepening alignment and efficiencies globally to continue moving toward its goal of $2 billion in revenue by the end of 2025.

Holdridge is a seasoned leader with over 30 years of experience driving sales and customer experience teams to success throughout his career. He originally joined Ceridian in 2020 as Global Head of Services before taking on his most recent role as Chief Customer Officer in 2022. Over the course of his time at Ceridian, Holdridge has been integral to the company’s growth – supporting customers around the world in this critical era of organizational transformation by helping them derive the most value from the growing Dayforce platform. Prior to Ceridian, Holdridge held global leadership roles at leading technology firms including MicroStrategy, Infor, Oracle, and Price Waterhouse.

In his new role, Holdridge will continue reporting to Ceridian Co-CEO Leagh Turner.

“Steve is absolutely the right leader to merge these teams and help seize the amazing opportunity in front of us – ensuring our momentum continues as organizations around the world further their focus on efficient growth through globalization, while maintaining a connected, meaningful culture for their people,” said Leagh Turner, Co-CEO of Ceridian. “He has the energy, experience, and deep empathy required to help customers – existing and new – expand their understanding and investment in Dayforce to achieve their goals as well as ours.”

“The value Ceridian brings to organizations has never been more vital than in today’s increasingly dynamic and global nature of work,” said Steve Holdridge, President, Customer and Revenue Operations at Ceridian, “I’m honored to bring these teams together to expand growth globally – bringing more organizations into the Ceridian community while amplifying the return our current customers can gain from our industry-leading platform.”

About Ceridian

Ceridian. Makes Work Life Better™.

Ceridian HCM Holding Inc. (NYSE: CDAY; TSX: CDAY) is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes. Visit Ceridian.com or follow us @Ceridian.

Media contact:

Teri Murphy

teri.murphy@ceridian.com

1-647-417-2117